GAIN Capital Announces Monthly Metrics for July 2018

BEDMINSTER, N.J., August 13, 2018/PRNewswire/ -- GAIN Capital Holdings, Inc. (NYSE: GCAP) (“GAIN” or “the Company”) today reported certain operating metrics for the month of July 2018.

	July-18	June -18	July-17	Sequential Change	Year-over-year change
Retail Segment
OTC Trading Volume(1)	$182.3	$213.9	$204.5	(14.8)%	(10.9)%
OTC Average Daily Volume	$8.3	$10.2	$9.7	(18.6)%	(14.4)%
12 Month Trailing Active OTC Accounts(2)	130,983	130,018	132,436	0.7%	(1.1)%
3 Month Trailing Active OTC Accounts(2)	77,361	76,654	83,177	0.9%	(7.0)%

Futures Segment
Number of Futures Contracts	491,287	625,260	472,134	(21.4)%	4.1%
Futures Average Daily Contracts	23,395	29,774	23,607	(21.4)%	(0.9)%
12 Month Trailing Active Futures Accounts(2)	7,601	7,881	7,996	(3.6)%	(4.9)%

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All volume figures reported in billions.
1 US dollar equivalent of notional amounts traded.
2 Accounts that executed a transaction during the relevant period.

Management Commentary

"While active accounts remained stable in the period, trading activity in July was impacted by quieter market conditions, with GVIX3 as a measure of market volatility reducing 18% month over month,” said Glenn Stevens, Chief Executive Officer.

3 GVIX, GAIN’s volatility indicator, is a metric calculated daily by volume weighting the 5-Day % average true ranges (ATR) of 6 of our major products (Dax, EUR/USD, GBP/USD, USD/JPY, Dow and Gold). The volume weights are based on the relative monthly volumes across these 6 markets.

Historical metrics and financial information can be found on the Company's investor relations website http://ir.gaincapital.com.

This operating data is preliminary and subject to revision and should not be taken as an indication of GAIN's financial performance. GAIN undertakes no obligation to publicly update or review previously reported operating data.

About GAIN

GAIN Capital Holdings, Inc. provides innovative trading technology and execution services to retail and institutional investors worldwide, with multiple access points to OTC markets and global exchanges across a wide range of asset classes, including foreign exchange, commodities, and global equities. GAIN Capital is headquartered in Bedminster, New Jersey, with a global presence across North America, Europe and the Asia Pacific regions.  For further company information, visit www.gaincapital.com.

Investor Relations Contact
Lauren Tarola, Edelman for GAIN Capital
+1 908.731.0737
ir@gaincapital.com

Media Contact
Nicole Briguet, Edelman for GAIN Capital
+1 212-704-8164
pr@gaincapital.com